Exhibit 10.5

SPONSORSHIP AGREEMENT made this 31st day of July, 2006

Between:	DY Mobile Inc

(“DYM”)

and:

Sun Media Corporation

(“SMC”)

WHEREAS DYM is engaged in the business of developing and executing marketing and advertising campaigns that integrate traditional media with SMS (short message service) text messaging and the promotion and sale of licensed mobile content;

AND WHEREAS SMC owns, publishes and distributes the Calgary Sun, the Edmonton Sun (collectively the “Publications”) and their corresponding websites (the “Websites”

AND WHEREAS the parties have agreed to enter into this Agreement in respect of a Mobile on Demand Page (the “Page”) to be published in the Publications.

THEREFORE, THE PARTIES AGREE TO THE FOLLOWING:

Article 1

Business Terms

1.1 Subject to SMC’s right of review and approval, neither of which will be unreasonably withheld or delayed, DYM shall design and present to SMC the Page to be published in each of the Publications one day per week on such day or days as may be mutually agreed from time to time. Unless otherwise agreed upon in writing, fifty percent of the Page shall consist of mobile content available for downloading and the remaining fifty percent of the Page shall consist of advertising or promotional material (collectively “Advertising”). As agreed upon by the parties the Page may also include contests and polls.

1.2 DYM shall have the sole right to sell the Advertising provided that all rates, advertisers and Advertising shall be pre-approved by SMC (which approval will not be unreasonably withheld or delayed) and DYM shall abide by any written “do not call list” as and after the same is provided by SMC. DYM is responsible for the invoicing and collection in respect of the Adverting.

1.3 DYM shall provide to SMC at DYM’s sole expense the design, content and camera ready artwork necessary for the publication of the Page in a format as agreed upon by the parties pursuant to the schedule attached to this Agreement as Exhibit “A”.

1.4 Subject to SMC’s right of review and approval, neither of which will be unreasonably withheld or delayed DYM shall design and present to SMC the design for a store front to be published on each of the Websites. The store front will direct potential consumers to a page on the Websites where they may download mobile content.

1.5 All net revenue (“Net Revenue”) derived from the Page and the Websites shall be split equally between the parties. Net Revenue includes (a) Advertising revenue less any agency commissions and any out of pocket expenses incurred in connection with the collection of invoices, (b) commissions, payments or fees received from wireless carriers, licensors, content providers and content owners in respect of ring tones sold, music downloaded, text messaging charges and any other revenue generated through the Page. In arriving at Net Revenue DYM may deduct all licence fees, royalties and similar charges actually paid or required to be paid to applicable licensors, content providers and content owners.

1.6 DYM shall pay SMC its share of the Net Revenue within 15 days of the end of each calendar month in respect of the Net Revenue collected by DYM in the calendar month just ended. Each payment will be accompanied by such back-up information to support the payment as SMC may reasonably require.

1.7 SMC may, at its own expense, conduct an audit once in any twelve month period and once within twelve months after termination of this Agreement in order to verify that the payments made hereunder are correct. If such audit concludes that the amount paid by DYM is 5% (five percent) or more below the correct amount that ought to have been paid then DYM shall pay SMC’s reasonable audit expenses.

1.8 DYM shall provide SMC with demographic and other data as SMC may reasonably request in respect of the data collected by DYM in connection with the Page and persons who subscribe or purchase items advertised on the Page. Notwithstanding the foregoing it is agreed that this does not obligate DYM to violate any privacy laws and DYM expressly agrees to abide by all applicable privacy laws.

1.8 SMC agrees that it will not enter into any agreement with any third party that permits such third party to have included in the Publications any page similar to the Page. SMC may, however, permit third parties to advertise the sale or downloading of ring tones, music or other content in the Publications.

1.9 DYM agrees that neither it nor any affiliated corporation or business may enter into an agreement with any competitor (free or paid newspaper or online) of SMC in the Province of Alberta in respect of the sale or downloading of ring tones, music or other content. SMC agrees that DYM may enter into an agreement with a competitor (free or paid newspaper or online) of SMC in the Province of Alberta in respect of the sale or downloading of ring tones, music or other content if SMC does not publish a free newspaper and promote Mobile on Demand online in Alberta within the first 90 days of this Agreement.

1.10 If SMC publishes any free newspapers in the Province of Alberta then such newspapers will be considered to be Publications for the purpose of this Agreement.

Article 2

Launch Date and Term

2.1 Subject to early termination and renewal as provided for below the term (“Term”) of this Agreement commenced on July 14, 2006 and shall terminate on July 31, 2007.

2.2 The Term shall automatically renew for successive periods of fifty two weeks each ending on July 31 of the applicable year unless a party has given notice to the other party stating that it does not wish to renew the Term no later than one calendar month prior to the end of the then current Term.

2.3 Within thirty days of the end of any calendar month in which the Net Revenue is less than $4,000.00 (four thousand dollars) for any Publication, SMC may terminate this Agreement insofar as that Publication is concerned by giving thirty days’ notice and this Agreement shall continue in full force for all other Publications.

Article 3

Representations and Warranties

3.1 Each party represents and warrants that it has the ability and all legal rights, registrations and licences necessary in order to permit it to lawfully conduct its business operations and perform its obligations as contemplated by this Agreement and shall continue to have the ability, legal rights and licenses throughout the Term.

3.2 Each party represents and warrants that it is and shall carry on its business operations and perform all of its obligations as contemplated by this Agreement in accordance with all applicable laws, regulations and by-laws.

Article 4

Events of Default/Termination

4.1 If either party (the "Defaulting Party") is in breach of any of its obligations hereunder, then the other party (the "Innocent Party") may provide notice ("Breach Notice") to the Defaulting Party providing the Defaulting Party with particulars of the breach and providing the Defaulting Party with a period of 30 days (the “Cure Period”) in which to cure the breach. If the breach is not cured within the Cure Period then the Innocent Party may, at its option, terminate this Agreement effective immediately by providing notice (“Termination Notice”) to the Defaulting Party within ten days of the expiration of the Cure Period. Failure to provide a Termination Notice shall constitute a waiver of the breach referred to in the applicable Breach Notice but shall not operate as a waiver disentitling the Innocent Party to providing a Breach Notice if the breach is continuing or if a new breach arises.

4.2 Either party may, at its option, elect to immediately terminate this Agreement if the other party:

(a) becomes bankrupt or insolvent or files any proposal or makes any assignment for the benefit of creditors;

(b) has a receiver appointed, either voluntarily or involuntarily, for any of its assets;

(c) is ordered to be wound up; or

(d) assigns or attempts to assign this Agreement without written consent.

4.3 The termination of this Agreement pursuant to the terms of this Agreement shall not limit any party with respect to any rights otherwise available in law or in equity and shall be without prejudice to the enforcement of any rights accrued to the date of termination. Notwithstanding the termination of this Agreement DYM shall continue to make payment to SMC of its share of the Net Revenue received by DYM in respect of the Page after the termination of this Agreement. All terms of this Agreement that by their nature ought to survive the termination of this Agreement shall be considered to survive the termination of this Agreement.

Article 5

Indemnity

5.1 Each party shall indemnify and hold harmless the other and its employees, agents, directors and officers against and in respect of any and all claims, suits, actions, proceedings and judgments, damages or liabilities arising out of or based upon a claim of any third party based on:

(i)	any act or omission or alleged act or alleged omission by the indemnitor in connection with its performance or non-performance of any of its duties under this Agreement; or
(ii)	the breach by the indemnitor of any of obligations, covenants, representations or warranties contained in this Agreement.

In order to trigger any rights under this section the indemnitee must give notice of any matter in which the right to an indemnity is being asserted as soon as practicable after it is aware of such a matter and must cooperate with the indemnitor in connection with the defence of such matter. The indemnitor shall appoint counsel at its own expense to act in any such matter on behalf of the indemnitee. The indemnitee may appoint its own counsel at its own expense. The indemnitor may not settle any claim without the consent of the indemnitee provided that the indemnitee must act reasonably in considering whether to give its consent.

Article 6

Interpretation and Other General

6.1 The headings in this Agreement form no part of this Agreement and have been inserted for convenience only.

6.2 Where the context permits, words of the singular shall include the plural and vice versa.

6.3 Notices

(a) All notices that are to be or may be given herein shall be given in writing in accordance with this Article.

(b) Notices may be personally delivered, sent by registered mail or faxed:

(i)	to SMC as follows:
Sun Media Corporation
#250, 4990 92 Avenue
Edmonton AB T6B 3A1
Attention: Shauna Heryford
Fax Number: 780-468-0231

With a copy to: Sun Media Corporation

2615 12th Street NE

Calgary AB T2E 7W9

Attention: Diane Wensel

Fax Number: 403-250-4373

(ii)	to DYM as follows:

DY Mobile Inc.

303 - 1847 West Broadway

Vancouver BC V6J 1Y6

Attention: Dan Reitzik

Fax Number: 1-888-304-7711

(c) Any notice sent by registered mail shall be deemed to have been received by the party to whom it was addressed on the fourth regular mail delivery day following the day on which it was posted provided that in the event of a postal interruption, notices must be personally delivered or sent by fax. Any notice personally delivered or faxed shall be deemed to have been received by the party to whom it was addressed on the day following personal delivery or faxing.

(d) A party may change its address for notices by notice to the other party as provided for in this Article.

6.4 Confidential Information

(a) Each party shall keep confidential all confidential information of the other party that becomes known to a party as a result of this Agreement. Each party shall ensure that confidential information of the other party shall only be disclosed to those employees and agents with a need to know that information and that those employees and agents agree to maintain the confidentiality of the information they receive.

(b) Confidential information includes any information concerning the terms and conditions of this Agreement, all financial information concerning the results under this Agreement and all information identified as confidential by a party and all information that by its nature ought to be considered confidential except information:

(i)	that is publicly available;
(ii)	that the receiving party has obtained from a third party having no obligations to the parties;

(iii)	that the receiving party can establish was independently developed by the receiving party through an employee or agent having no access to the confidential information;
(iv)	a party is required to disclose pursuant to any order of any court or tribunal or governmental authority or pursuant to applicable law or regulation.

6.5 Time is of the essence in this Agreement.

6.6 The parties agree to do such things and execute such documents as may be necessary to carry out the terms of this Agreement.

6.7 A waiver by either party of any breach of this Agreement shall not be construed to be a waiver of any preceding or subsequent breach.

6.8 There is no relationship of joint venture, partnership or agency between the parties. No party may enter into any contracts or incur any expense or liability on behalf of the other party without the express written consent of the other party.

6.9 If any term of this Agreement is found to be illegal or unenforceable by a court of competent jurisdiction that term shall be severed from this Agreement.

6.10 This Agreement shall be interpreted in accordance with and governed by the laws of the Province of Alberta. Litigation concerning disputes between the parties may only be brought in a court in Alberta.

6.11 This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement. No representation, understanding, or agreement exists between the parties except as expressly set out herein.

6.12 Neither party may assign this Agreement without the written consent of the other. Notwithstanding the foregoing, either party may assign this Agreement without consent as part of a corporate reorganization provided that the assignor shall remain liable under this Agreement if the assignee fails to comply with any term thereof.

6.13 Neither party shall bear any responsibility or liability for any losses arising out of any delay or interruption of its performance or obligations (save for any obligation to make any payment) if such is due to any act of God, act of governmental authority, act of public enemy or due to war, riot, fire, flood, civil commotion, strike, work stoppage, work slowdown, power outage, unavailability or shortage of supplies, or any other cause beyond the reasonable control of the party so affected.

6.14 Interest is payable at the rate of one and one half per cent per month calculated and compounded monthly on any outstanding payment under this Agreement. All payments to be made by a party shall be made within thirty days of receipt of the applicable invoice.

6.15 Save and except as may be required by the parties in order to perform their obligations hereunder, neither party may use the trademarks or trade names of the other without written consent. Neither party’s use of the trademarks or trade names of the other party will serve as to transfer any rights to such trademarks or trade names to the other party. Neither party may take any proceedings to attack or challenge the trademarks or trade names of the other during the Term or thereafter.

6.16 Each party declares that it has had the benefit of independent legal advice with respect to the negotiation and drafting of this Agreement and this Agreement.

IN WITNESS WHEREOF THE PARTIES have executed this Agreement:

Sun Media Corporation (Calgary Sun)

Per: /s/ signed - Publisher & CEO	Date: July 28, 2006

I have authority to bind the corporation.

Sun Media Corporation (Edmonton Sun)

Per: /s/ signed - Publisher and CEO	Date: July 25, 2006

I have authority to bind the corporation.

DY Mobile Inc.

Per: /s/ Dan Reitzik	Date: July 31, 2006

I have authority to bind the corporation